Exhibit 99.1

American Medical Alert Corp. Names John S.T. Gallagher
To Board of Directors

Mr. Gallagher is a distinguished healthcare industry executive and renowned community leader

 OCEANSIDE, New York. -June 2, 2005 – American Medical Alert Corp. (NASDAQ:  AMAC) a developer and provider of healthcare communication services and advanced home health monitoring technologies, announced today the addition of John “Jack” S.T. Gallagher to its Board of Directors. Mr. Gallagher also was appointed a member of the Company’s audit committee and will serve as an audit committee “financial expert”, as defined in regulations adopted pursuant to the Sarbanes-Oxley Act of 2002.

Howard M. Siegel, Chief Executive Officer commented, “Mr. Gallagher’s experience in the healthcare industry, which spans over forty years, coupled with his dedication and participation in various civic and community organizations will serve to provide AMAC with additional guidance and direction as we seek to achieve our objectives as a healthcare communications and solutions provider.”

“AMAC is a respected provider of monitoring services and during the past five years has successfully entered both the Healthcare Communications and Disease Management Monitoring sectors. In my opinion, the addition of these segments to its core business prepares the Company to meet the ever increasing needs of older Americans to live their lives at home with dignity, family and peace of mind,” said Jack Gallagher. “I’m honored to be part of a company with this level of understanding and vision.”

Mr. Gallagher was named Deputy Nassau County Executive of Health and Human Services in January 2002 after 38 years with North Shore-Long Island Jewish Health System. Mr. Gallagher was named Administrator of North Shore University Hospital in 1971, a post he held until 1982 when he was appointed executive vice president. In 1992, with the formal establishment of the North Shore Health System, Mr. Gallagher was named president and chief executive officer. In October 1997, the North Shore Health System merged with Long Island Jewish Medical Center, and he was appointed chief executive officer of the North Shore-Long Island Jewish Health System. He stepped down as president and CEO of North Shore-LIJ on January 1, 2002 and became co-chairman of the Health System’s Foundation.

He was named Man of the Year by the Long Island Hispanic Chamber of Commerce in 1977 and was awarded the Long Island March of Dimes Silver Stork 2000 Award, the Ellis Island Medal of Honor for 2000, and the Nassau-Suffolk Hospital Council’s Theodore Roosevelt 2000 Award for community service. Mr. Gallagher is a board member of the Perot Systems Corporation, Netsmart Technologies Inc., Don Monti Memorial Research Foundation, the Long Island Association, and the Long Island Hispanic Chamber of Commerce.

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.